New York Mortgage Trust Reports Second Quarter 2008 Results

NEW YORK, NY - August 4, 2008 - New York Mortgage Trust, Inc. (the “Company” or “NYMT”) (NASDAQ: NYMT), a self-advised real estate investment trust (REIT) engaged in the investment in and management of Agency mortgage-backed securities (MBS) and high credit quality residential adjustable rate mortgage (ARM) loans, today reported results for its second quarter ended June 30, 2008.

Summary of Second Quarter 2008

•
Consolidated net income of $1.3 million, or $0.14 per common share, for the quarter ended June 30, 2008, as compared with a net loss of $14.2 million, or $7.84 per share, for the quarter ended June 30, 2007.

•	Consolidated net income for the quarter ended June 30, 2008 was $0.18 per share, excluding $0.5 million of non-recurring expenses.

•	Declared second quarter dividend of $0.16 per common share that was paid on July 25, 2008.

•
Portfolio margin increased to 143 basis points for the quarter ended June 30, 2008, as compared with 85 basis points for the quarter ended March 31, 2008, and 46 basis points for the quarter ended December 31, 2007.

•
Delinquencies greater than 60 days on loans held in securitization trusts decreased to 1.81% of the loan portfolio as of June 30, 2008, as compared to 2.02% as of March 31, 2008 and 2.04% as of December 31, 2007.

•
Real Estate Owned related to loans held in securitization trusts decreased to 3 properties or 0.99% of the loan portfolio as of June 30, 2008, as compared to 6 properties or 1.21% as of March 31, 2008 and 4 properties or 0.96% as of December 31, 2007.

•	Leverage ratio at June 30, 2008 was 7 to 1. As of June 30, 2008, the Company had $4.9 million in cash and $31.8 million in unencumbered securities, including $25.0 million in Agency MBS.

Management Overview

Steven R. Mumma, Co-Chief Executive Officer, President and Chief Financial Officer of the Company, commented on the Company’s second quarter results. “Market conditions in the 2008 second quarter improved from the prior quarter, although they remain volatile, particularly given the recent concerns regarding government sponsored agencies (GSE). With improved liquidity in the credit markets, stable prepayment rates and mortgage spreads remaining wide, net interest spread on the Company’s investment portfolio improved to 143 basis points as compared to 85 basis points in the first quarter of 2008.”

“In response to the rapidly changing conditions that resulted from the disruption in the credit markets in March 2008, the Company elected to reduce its leverage to 7 to 1 and improve its liquidity position by selling a portion of its Agency MBS portfolio. We believe this decision has positioned the Company to better navigate existing challenges and future disruptions in the credit markets, while still providing for attractive returns on the Company’s portfolio. The Company maintained a 7 to 1 leverage throughout the second quarter and will continue for the foreseeable future.”

Results from Operations

For the quarter ended June 30, 2008, the Company reported consolidated net income of $1.3 million, or $0.14 per common share, as compared to a net loss of $14.2 million for the quarter ended June 30, 2007, or $7.84 per common share. The $15.5 million increase in net income for the quarter ended June 30, 2008 as compared to the same period in 2007 was due primarily to a $2.4 million increase in net interest income, a $0.9 million decrease in loan loss reserves, a $3.7 million decrease in loss on securities and related hedges sales and a $9.8 million improvement in earnings from our discontinued operations. Consolidated net income of $0.14 per common share for the 2008 second quarter was $0.01 below the low end of the Company’s previously issued earnings guidance for the 2008 second quarter primarily due to increased non-interest expenses, including amortization expense related to the Company’s convertible preferred stock, D&O insurance expense adjustment and certain legal costs related to loan loss mitigation.

For the six months ended June 30, 2008, the Company reported a net loss of $20.0 million, or $2.77 per common share, as compared to a net loss of $18.9 million, or 10.46 per common share for the six months ended June 30, 2007. The net loss of $20.0 million for the six months ended June 30, 2008 was due to a consolidated net loss of $21.3 million during the quarter ended March 31, 2008, which was primarily the result of losses incurred on the Company’s sale of $592.8 million in Agency MBS and the termination of related interest rate hedges in response to the March 2008 market disruptions.

Book value per common share as of June 30, 2008 was $4.50. Included in book value was an unrealized mark-to-market loss of $12.4 million, or $1.33 per share, related to the MBS portfolio and derivative instruments.

Portfolio Results

The following table summarizes the Company’s investment portfolio of residential MBS and mortgage loans held in securitization trusts at June 30, 2008, classified by relevant categories:

(dollars in thousands)
	Current Par Value	Carrying Value	Coupon	Yield
Agency Hybrid ARMs MBS	$270,553	$272,948	5.16%	4.70%
Agency Backed CMO Floaters	208,214	199,349	3.27%	3.93%
Non-Agency CMO Floaters	28,530	24,552	3.21%	6.00%
NYMT Retained Securities - AAA-BBB	2,169	2,158	6.76%	5.67%
NYMT Retained Securities - Below BBB	2,750	397	5.68%	11.69%
Loans Held in Securitization Trusts	377,336	376,984	5.68%	5.19%
Total/Weighted Average	$889,552	$876,388	4.96%	4.67%

As of June 30, 2008, the Company had $499 million of MBS securities, 95% of which were Agency MBS, while 5% were AAA rated non-Agency MBS. The MBS portfolio was financed with $417.9 million of repurchase agreements with an average haircut of 9% as of June 30, 2008.

As of June 30, 2008 the Company had $377.0 million of loans held in securitization trusts permanently financed with $365.2 million of collateralized debt obligation, resulting in a net equity investment of $11.8 million by the Company. As of June 30, 2008, delinquencies greater than 60 days on loans held in securitization trusts represented 1.81% of the loan portfolio. As of June 30, 2008, the Company had reserves totaling $2.7 million for loan losses on these loans. In addition, as of June 30, 2008, the Company’s balance sheet included three real estate owned properties related to loans held in securitization trusts totaling approximately $3.7 million.

As of June 30, 2008, the Company had approximately $1.5 million of loan repurchase requests related to the Company’s discontinued operations, as compared to $4.4 million at December 31, 2007. As of June 30, 2008, the Company had reserves totaling approximately $0.5 million for losses that may be incurred as a result of the loan repurchase requests.

Corporate Office Relocation

On July 3, 2008, the Company relocated its corporate offices to 52 Vanderbilt Avenue, Suite 403, New York, New York 10017, telephone (212) 792-0107.

Conference Call

On Tuesday, August 5, 2008, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the second quarter ended June 30, 2008. The conference call dial-in number is 303-262-2143. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at http://www.earnings.com or at the Investor Relations section of the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for approximately 90 days.

Second quarter 2008 financial and operating data can be viewed on Form 10-Q, which is expected to be filed on or before August 14, 2008.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) in the business of investing in and managing a portfolio of Agency mortgage-backed securities (MBS), prime credit quality residential adjustable rate mortgage (ARM) loans and non-agency mortgage-backed securities. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Co-CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Scott Eckstein (Analysts) 212-827-3776
Phone: 212-792-0107
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, changes in business conditions and the general economy, a rise in interest rates or an unfavorable change in prepayment rates may cause a decline in the market value of the Company's assets, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may be exposed to the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a more detailed description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(dollar amounts in thousands, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
REVENUE:
Interest income-investment securities and loans held in securitization trusts	$10,755	12,898	$24,008	$26,611
Interest expense-investment securities and loans held in securitization trusts	6,791	11,892	17,305	24,976
Net interest income from investment securities and loans held in securitization trusts	3,964	1,006	6,703	1,635

Interest expense - subordinated debentures	896	894	1,855	1,776
Interest expense - convertible preferred debentures	569	—	1,075	—
Net interest income (expense)	2,499	112	3,773	(141)
OTHER EXPENSE:
Loan losses	(22)	(940)	(1,455)	(940)
Loss on securities and related hedges	(83)	(3,821)	(19,931)	(3,821)
Total other expense	(105)	(4,761)	(21,386)	(4,761)
EXPENSES:
Salaries and benefits	417	151	730	496
Marketing and promotion	53	39	92	62
Data processing and communications	75	56	138	93
Professional fees	346	105	698	205
Depreciation and amortization	74	81	149	149
Other	995	97	1,584	171
Total expenses	1,960	529	3,391	1,176
INCOME (LOSS) FROM CONTINUING OPERATIONS	434	(5,178)	(21,004)	(6,078)
Income (Loss) from discontinued operation - net of tax	829	(9,018)	1,009	(12,859)
NET INCOME (LOSS)	1,263	(14,196)	$(19,995)	(18,937)
Basic income (loss) per share	0.14	(7.84)	$(2.77)	(10.46)
Diluted income (loss) per share	0.14	(7.84)	$(2.77)	(10.46)
Weighted average shares outstanding-basic	9,320	1,811	7,218	1,810
Weighted average shares outstanding- diluted	9,320	1,811	7,218	1,810

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands, except per share data)
(unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$4,938	$5,508
Restricted cash	1,229	7,515
Investment securities - available for sale	499,404	350,484
Accounts and accrued interest receivable	3,278	3,485
Mortgage loans held in securitization trusts	376,984	430,715
Derivative assets	2,440	416
Prepaid and other assets	2,336	2,262
Assets related to discontinued operation	6,702	8,876
Total Assets	$897,311	$809,261
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$417,949	$315,714
Collateralized debt obligations	365,200	417,027
Derivative liabilities	—	3,517
Accounts payable and accrued expenses	4,689	3,752
Subordinated debentures	45,000	45,000
Convertible preferred debentures	19,627	-
Liabilities related to discontinued operation	2,925	5,833
Total liabilities	855,390	790,843
Commitments and Contingencies
Stockholders' Equity:
Common stock, $0.01 par value, 400,000,000 shares authorized, 9,320,104 shares issued and outstanding at June 30, 2008 and 1,817,927 shares issued and outstanding at December 31, 2007	93	18
Additional paid-in capital	153,251	99,357
Accumulated other comprehensive loss	(12,421)	(1,950)
Accumulated deficit	(99,002)	(79,007)
Total stockholders' equity	41,921	18,418
Total Liabilities and Stockholders' Equity	$897,311	$809,261